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                       CERTIFICATE OF THE DESIGNATIONS, POWERS,
                                PREFERENCES AND RIGHTS
                                       OF THE
                         SERIES C CONVERTIBLE PREFERRED STOCK
                             (par value $.001 per share)

                                          of

                            TITAN PHARMACEUTICALS, INC.
                                a Delaware Corporation

                                      __________

                           Pursuant to Section 151 of the
                   General Corporation Law of the State of Delaware
                                      __________

     The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board of Directors") of Titan Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), at a meeting held on July 29, 1997:

     RESOLVED, that one series of the class of authorized preferred stock, $.001 par value, of the Corporation is hereby created and that the designations, powers, preferences and relative, participating, optional or other special rights of the shares of such series, and qualifications, limitations or restrictions thereof, are hereby fixed as follows (this instrument hereinafter referred to as the "Designation"):

     1. NUMBER OF SHARES AND DESIGNATIONS. 222,400 shares of the preferred stock, $.001 par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series C Convertible Preferred Stock (the "Series C Preferred Stock").

     2. DIVIDEND PROVISIONS. Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of share of Series C Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets legally available therefor, ratably with any declaration or payment of any dividend (payable other than solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock or other junior securities of this Corporation.

     3.   LIQUIDATION PREFERENCE.

          (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series C Preferred Stock shall be entitled to receive, before and in preference to any distribution or

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payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Common Stock or any other security junior to the Series C Preferred Stock in respect of distributions upon Liquidation out of the assets of the Corporation legally available for distribution to its stockholders, an amount in cash equal to $.01 per share (subject to adjustment in the event of stock splits, combinations or similar events) plus an amount equal to all accrued and unpaid dividends, if any, on each share of Series C Preferred Stock on the date fixed for the distribution of assets of the Corporation (the "Series C Liquidation Preference"). If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series C Preferred Stock and any other series of preferred stock then outstanding ranking on parity with the Series C Preferred Stock upon liquidation ("Parity Stock") shall be insufficient to permit payment in full to the holders of the Series C Preferred Stock and Parity Stock, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Stock then outstanding shall be distributed ratably among the holders of the Series C Preferred Stock and Parity Stock based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series C Preferred Stock and of such Parity Stock, if any.

          (b)  Upon the completion of the distributions required by subparagraph
(a) of this Paragraph 3 and any other distribution that may be required with respect to series of preferred stock that may from time to time come into existence, the holders of Common Stock shall be entitled to receive an aggregate amount equal to the sum of stated capital plus additional paid-in capital attributable to the Common Stock, as reflected on the Corporation's audited consolidated balance sheet as of the end of the fiscal year next preceding the date of such distribution, which aggregate amount shall be distributed ratably among the holders of Common Stock in proportion to the number of shares of Common Stock held by each such holder. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid aggregate amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

          (c)  Upon the completion of the distributions required by subparagraph
(b) of this Paragraph 3, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series C Preferred Stock, Parity Stock and the Common Stock PRO RATA based on the number of shares of Common Stock held by each and issuable upon conversion of all such Series C Preferred Stock or Parity Stock.

          (d) For purposes of this Paragraph 3, a merger or consolidation or a sale of all or substantially all of the assets of the Corporation shall be considered a Liquidation except (i) in the event that in such a transaction, the holders of the Series C Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series C Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the surviving corporation immediately thereafter or (ii) in the event of a merger or consolidation in which the Corporation is not the surviving entity, the

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Corporation elects to convert the Series C Preferred Stock into an equal number of shares of Common Stock as set forth in Paragraph 5(b) below.

     4. OPTIONAL REDEMPTION BY CORPORATION. In the event that the outstanding shares of Series C Preferred Stock have not converted into shares of Common Stock pursuant to Paragraph 5(a) or (b) below or the Corporation has not received a notice of Conditional Approval (as defined below), then at any time after September __, 2004 (the "Original Redemption Date"), the Corporation may redeem all, but not less than all, of the outstanding shares of Series C Preferred Stock at a redemption price equal to the aggregate par value of such shares (the "Redemption Price") plus accrued and unpaid dividends, if any. In the event that a notification from the United States Food and Drug Administration (the "FDA") granting a conditional approval (a "Conditional Approval") of either Cea Vac, TriGem or TriAB (the "Drugs") is received by the Corporation prior to the Original Redemption Date and the outstanding shares of Series C Preferred Stock have not converted into shares of Common Stock pursuant to Paragraph 5(a) or (b) below, the Original Redemption Date shall be extended until the latest date on which the Corporation has received a withdrawal notice with respect to each Conditional Approval received prior to the Original Redemption Date (the "Extended Redemption Date") and, in the event the Original Redemption Date is extended, the Corporation may redeem all, but not less than all, of the outstanding shares of Series C Preferred Stock at the Redemption Price, plus accrued and unpaid dividends, if any, at any time after the Extended
Redemption Date.   .

     5.   CONVERSION.

          (a) AUTOMATIC CONVERSION. Upon receipt of notification (the "Notification") from the FDA that any of the Drugs are approved for final marketing and commercialization by the Corporation (the "Conversion Event"), PROVIDED that the Conversion Event occurs prior to the (i) Original Redemption Date or (ii) the Extended Redemption Date in the event a Conditional Approval exists at the time of the Notification, each share of Series C Preferred Stock then outstanding shall, by virtue of and immediately prior to the Conversion Event and without any action on the part of the holder thereof (except as set forth in Paragraph 5(c) below), be deemed automatically converted into that number of shares of Common Stock into which the Series C Preferred Stock would then be converted at the then effective Conversion Rate (as defined below). Each share of Series C Preferred Stock shall be convertable into one share of Common Stock (the "Conversion Rate"), subject to adjustment as set forth in Paragraph 5(d).

          (b) OPTIONAL CONVERSION BY CORPORATION. At any time the share of Series C Preferred Stock are outstanding, the Corporation shall have the right to elect to convert any or all of the shares of Series C Preferred Stock outstanding immediately prior to such conversion, and upon such election by the Corporation, and without any action on the part of the holder thereof (except as set forth in Paragraph 5(c) below), each share of Series C Preferred Stock then outstanding shall be deemed automatically converted into that number of shares of Common Stock into which the Series C Preferred Stock would then be converted at the then effective Conversion Rate.

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          (c)  MECHANICS OF CONVERSION.  In the event that the Series C
Preferred Stock is converted into shares of Common Stock pursuant to Paragraph
(a) or (b) above, the holder of the Series C Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, which notice shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

          (d) CONVERSION RATE ADJUSTMENTS. The Conversion Rate of the Series C Preferred Stock shall be subject to adjustment from time to time as set forth below.

               (i) In case the Corporation shall (a) issue Common Stock as a dividend or distribution on any class of the capital stock of the Company,
(b) split or otherwise subdivide its outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue by reclassification of its Common Stock (except in the case of a merger, consolidation or sale of all or substantially all of the assets of the Company as set forth in subparagraph 5(d)(ii) below) the Conversion Rate in effect on the record date for any stock dividend or the effective date of any such other event shall be adjusted so that the holder of each share of the Series C Preferred Stock shall thereafter be entitled to receive, upon the conversion of such share, the number of shares of Common Stock or other capital stock which it would own or be entitled to receive immediately after the happening of any of the events mentioned above had such share of the Series C Preferred Stock been converted immediately prior to the close of business on such record date or effective date. The adjustments herein provided shall become effective immediately following the record date for any such stock dividend or the effective date of any such other events. There shall be no adjustment in the Conversion Rate in the event that the Company pays a cash dividend.

               (ii) In case of any reclassification or similar change of outstanding shares of Common Stock of the Company, or in case of the consolidation or merger of the Company with another corporation, subject to subparagraph 5(b), or the conveyance of all or substantially all of the assets of the Company in a transaction in which holders of the Common Stock receive shares of stock or other property including cash, each share of the Series C Preferred Stock shall, after such event and subject to the other rights of the Series C Preferred Stock as set forth elsewhere herein, be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such shares of the Series C Preferred Stock would have been entitled upon such reclassification, change, consolidation, merger or conveyance had such share been converted immediately prior to the effective date of such event.

          (e) The Company shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series C Preferred Stock from time to time outstanding. The Company shall from time to time in accordance with Delaware law take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series C Preferred Stock.

          (f) (i) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series C Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Company shall pay cash, equal to such fraction multiplied by the closing price (determined as provided in subparagraph (ii) of this Paragraph 5(f)) of the Common Stock on the day of conversion.

               (ii) For the purposes of any computation under subparagraph 5(f)(i), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 20 consecutive business days prior to the day in question. The closing price for each day shall be the last sales price regular way or in case no sale takes place on such day, the average of the closing high bid and low asked prices regular way, in either case (a) as officially quoted by the Nasdaq SmallCap Market or the Nasdaq National Market or such other market on which the Common Stock is then listed for trading, or (b) if, in the reasonable judgment of the Board of Directors of the Company, the Nasdaq SmallCap Market or the Nasdaq National Market is no longer the principal United States market for the Common Stock, then as quoted on the principal United States market for the Common Stock, as determined by the Board of Directors of the Company, or (c) if, in the reasonable judgment of the Board of Directors of the Company, there exists no principal United States market for the Common Stock, then as reasonably determined by the Board of Directors of the Company.

          (g) The Company will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

     6.   VOTING RIGHTS.

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          (a)  Except as otherwise specifically provided herein or by applicable law, the Series C Preferred Stock shall have no right to vote with respect to any question upon which holders of the Corporation's capital stock have the right to vote.

          (b) So long as any shares of the Series C Preferred Stock remain outstanding, the consent of two-thirds of the holders of the then outstanding Series C Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Designation or the Certificate of Incorporation of the Company, as amended, in a manner which would alter or change the powers, preferences, rights privileges, restrictions and conditions of the Series C Preferred Stock so as to adversely affect the Series C Preferred Stock. The Series C Preferred Stock shall have no right to vote with respect to the authorization and/or issuance by the Company of any new series of preferred stock whether or not the terms of such preferred stock are junior to, on parity with, or senior to those of the Series C Preferred Stock.

          (c) Each share of the Series C Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series C Preferred Stock, as set forth above.

     7. STATUS OF REDEEMED OR CONVERTED STOCK. In the event any shares of Series C Preferred Stock shall be redeemed or converted pursuant to Paragraph 4 or 5 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation, as amended, may be appropriately amended from time to time to effect the corresponding reduction in the Corporation's authorized capital stock.

     8. TRANSFERABILITY. The holders of the Series C Preferred Stock shall not sell, assign or otherwise transfer any shares of Series C Preferred Stock without the written consent of the Corporation.

     9.   MISCELLANEOUS.

          (a) There is no sinking fund with respect to the Series C Preferred Stock.

          (b) The shares of the Series C Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Designation and in the Certificate of Incorporation of the Company, as amended.

     10.  RIGHT TO ELECT DIRECTORS.

     During the period that the Series C Preferred Stock is outstanding and in the event of a Default, the holders of Series C Preferred Stock shall immediately have the right to elect two members of the Company's Board of Directors. "Default" shall be defined to mean the failure of

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the Company to pay any dividend on the Series C Preferred Stock declared by the Board of Directors when due, which failure shall continue for a period of two years.

                [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK] IN WITNESS WHEREOF, Titan Pharmaceuticals, Inc. has caused this Designation to be executed this 23rd day of September, 1997.

                         TITAN PHARMACEUTICALS, INC.


                         By:  /s/ Louis R. Bucalo
                              --------------------------------------------
                              Name:  Louis R. Bucalo, M.D.
                              Title: President and Chief Executive Officer


Attest:


By:  /s/ Sunil R. Bhonsle
     ------------------------------------
     Name:  Sunil R. Bhonsle
     Title: Secretary and Chief Operating
            Officer



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